UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12
NextDecade Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Supplement to Definitive Proxy Statement Dated May 19, 2026
For the 2026 Annual Meeting of Stockholders
On April 23, 2026, NextDecade Corporation (the “Company”) filed with the Securities and Exchange Commission the Definitive Proxy Statement (the “Proxy Statement”) for its 2026 Annual Meeting of Shareholders to be held on June 3, 2026 at 9:00 a.m. Central Time. The Company is filing this proxy statement supplement (this “Supplement”) to correct a scrivener’s error whereby the name of one of the Company’s directors (Diana Sands) was inadvertently omitted from the statement listing those of the Company’s directors that had been determined by its Board to be independent.
This Supplement should be read in conjunction with the Proxy Statement. This Supplement does not change the proposals to be acted on at the Annual Meeting or the recommendation of the Board with respect to any proposals. Except as specifically amended and restated as set forth below, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. Capitalized terms used in the Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.
The information under the heading “Corporate Governance — Independence of Directors” on page 9 is amended and restated to read as follows:
The Company adheres to the Nasdaq listing rules in determining whether a director is independent. The Board consults with its counsel to ensure that the Board’s determinations are consistent with such rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing rules generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board undertook a review of the independence of our directors and director nominees to consider whether any director or director nominee has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board considered the relationships that each director and director nominee has with us and all other facts and circumstances the Board deemed relevant in determining independence. Based upon information requested from and provided by each director and each director nominee concerning his or her background, employment, affiliations and stock ownership, the Board has determined that current directors Sir Frank Chapman, Pamela Beall, Brian Belke, Avinash Kripalani, Arnaud Lenail-Chouteau, Giovanni Oddo, In Kyu Park, Diana Sands, Drew Scoggins, William Vrattos and Spencer Wells and nominees Matthew Bonanno, General Charles Brown and Dave Stover, are independent under the Nasdaq listing rules.
Mr. Schatzman is not an independent director under the Nasdaq listing rules because he currently serves as the Chief Executive Officer of the Company.